EXHIBIT 99.1

HBT FINANCIAL, INC. ANNOUNCES AUTHORIZATION OF

NEW $15 MILLION STOCK REPURCHASE PROGRAM

Bloomington, IL, December 21, 2022 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company” or “HBT Financial”) announced today that its Board of Directors has approved a new stock repurchase program (the “Program”) that takes effect upon the expiration of the Company’s current stock repurchase program on January 1, 2023. The Company will not execute additional repurchases under the current program after January 1, 2023. The new Program authorizes the Company to repurchase up to $15 million of its common stock.

Stock repurchases under the Program may be made from time to time on the open market, in privately negotiated transactions, or in any other manner that complies with the applicable securities law (including pursuant to the safe harbor provided under Rule 10b-18 of the Securities Act of 1934, as amended), at the discretion of the management of the Company. The Program will be in effect until January 1, 2024 with the timing of purchases and number of shares repurchased under the Program dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The Company is not obligated to purchase any shares under the Program, and the Program may be suspended or discontinued at any time without notice.

About HBT Financial, Inc.

HBT Financial, Inc., headquartered in Bloomington, Illinois, is the holding company for Heartland Bank and Trust Company, and has banking roots that can be traced back to 1920. HBT Financial provides a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses and municipal entities throughout Central and Northeastern Illinois and Eastern Iowa through 58 full-service branches. As of September 30, 2022, HBT Financial had total assets of $4.2 billion, total loans of $2.6 billion, and total deposits of $3.6 billion.

CONTACT:

Tony Rossi

HBTIR@hbtbank.com

(310) 622-8221